CONNETICS REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.10

Company Introduces 2004 Fourth Quarter Financial Guidance

PALO ALTO, Calif. (October 25, 2004) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today reported net income for the third quarter ended September 30, 2004 of $3.7 million, or $0.10 per diluted share, which includes a $3.5 million milestone payment due to Yamanouchi Europe B.V. in conjunction with the submission of the Velac® New Drug Application (NDA). This compares with net income of $1.6 million, or $0.05 per diluted share, for the third quarter of 2003.

Total revenues for the third quarter of 2004 were $37.3 million, compared with total revenues of $19.7 million for the third quarter of 2003. Product revenues for the 2004 third quarter more than doubled to $37.0 million, compared with $17.7 million for the comparable period last year, reflecting growth in revenues of OLUX® and Luxíq®, and the addition of Soriatane®, which the Company acquired from Roche in March 2004. The Company had cash, cash equivalents and short-term investments on September 30, 2004 of $78.0 million.

During the third quarter of 2004 revenues of OLUX and Luxíq were $22.2 million, representing an increase of 26% over the prior year. Soriatane revenues were $14.7 million during the third quarter of 2004. Contract and royalty revenues for the third quarter of 2004 were $345,000, compared with $2.1 million in the third quarter of 2003.

Selling, general and administrative (SG&A) expenses increased to $16.8 million in the third quarter of 2004 from $9.7 million in the third quarter of 2003, primarily due to payments made to UCB Pharma (UCB) for promotional activities on behalf of OLUX and Luxíq, increased promotional activities for all products and increased headcount. Research and development (R&D) expenses were $6.0 million, essentially unchanged from the third quarter of 2003.

“I am delighted to report on our progress, particularly our recent regulatory milestones including the FDA approval of Evoclin™ and the filing of the NDA for our Velac product,” said Thomas G. Wiggans, President and Chief Executive Officer of Connetics. “With the planned commercial launch of Evoclin in the fourth quarter, we continue to expand our commercial product portfolio and achieve our corporate goals and objectives. During October, we expanded our team of sales representatives to 124 from 66. Our new sales representatives are currently undergoing comprehensive training, and we look forward to their contribution beginning later this quarter. The Company continues to execute well on all fronts, and we are anticipating a strong finish to 2004.”

Significant activities in the third quarter of 2004 and subsequent weeks included:

•	Receiving FDA approval of Evoclin (clindamycin) Foam, 1% (formerly Actiza™) for the topical treatment of mild-to-moderate acne vulgaris (October 2004). Evoclin is the first product approval for Connetics that will address the acne market. Evoclin is delivered in Connetics’ proprietary VersaFoam® vehicle and will be available in the fourth quarter of 2004 in 50g and 100g sizes.

•	The FDA’s acceptance of the NDA filing for Velac, a once-a-day treatment combination of 1% clindamycin and 0.025% tretinoin in an aqueous gel for the topical treatment of acne vulgaris (October 2004).

•	Signing a distribution agreement with a U.S.-based distributor that exports Soriatane to select international markets. Connetics built upon this relationship to include distribution of OLUX and Luxíq through this channel.

•	Signing a license agreement granting Pierre Fabre Dermatologie exclusive commercial rights to OLUX for Europe excluding Italy, as well as marketing rights for certain countries in South America and Africa.

•	Commencing a Phase III clinical trial with Desilux™, a low-potency topical steroid formulated with 0.05% desonide in the Company’s proprietary VersaFoam-EF™ (emollient formulation) delivery vehicle. The clinical trial program will focus on atopic dermatitis and is designed to address patients up to 17 years old. Subject to a successful Phase III trial outcome, Connetics anticipates submitting a New Drug Application to the FDA by the end of 2005.

•	Announcing the discontinuation of the UCB co-promotion agreement for OLUX and Luxíq to select primary care physicians effective March 31, 2005.

•	Receiving FDA approval of a new 150g unit size for Luxíq which will help address the needs of chronic dermatoses patients and we anticipate will add growth to the brand in 2005.

Year-to-Date Financial Results

For the nine months ended September 30, 2004 net income was $13.0 million, or $0.35 per diluted share, which includes a third quarter $3.5 million milestone payment to Yamanouchi associated with the filing of the Velac NDA. This compares with a net loss of $5.6 million, or $0.18 per share, for the comparable period last year.

Total revenues for the first nine months of 2004 rose to $100.6 million, compared with $55.0 million last year. Product revenues for the nine months ended September 30, 2004 more than doubled to $98.6 million from $47.5 million for the comparable period last year, reflecting growth in OLUX and Luxíq as well as two full quarters with revenues of Soriatane.

SG&A expenses increased to $49.1 million for the first nine months of 2004 compared with $30.8 million in the first nine months of 2003, primarily due to payments made to UCB for promotional activities related to OLUX and Luxíq, increased promotional activities for all products and increased headcount. R&D expenses for 2004 year-to-date were $15.3 million, down from $23.0 million during the same period last year as pivotal trials with Extina®, Evoclin and Velac were completed in 2003.

Financial Guidance

For the fourth quarter of 2004, Connetics projects product revenues of $43.0 million to $46.0 million. Fourth quarter combined SG&A and R&D expenses are projected to be in the range of $27.0 million to $31.0 million. Earnings per diluted share for the fourth quarter of 2004 are projected to be $0.16 to $0.18. As a result, full-year 2004 product revenues are expected to be $142.0 million to $145.0 million, compared with prior guidance of $138.0 million to $146.0 million. Earnings per diluted share for 2004 are expected to be $0.51 to $0.53, compared with prior guidance of $0.48 to $0.52.

In assessing the Company’s financial guidance, Connetics’ management considered many factors and assumptions including, but not limited to, current and projected prescription information; sales trend data of the Company’s products; the potential generic availability of, and competitive threats to, the Company’s products; size, reach and call frequency of the Company’s selling organization; status, timing and progression of the Company’s development projects; current and projected spending levels to support sales, marketing, development, and administrative activities; and other risk factors discussed in Connetics’ publicly filed documents. The above guidance does not take into account conversion of the Company’s convertible senior notes, the effect of expensing stock options or the potential impact of other components of Connetics’ growth strategy, including possible future acquisitions of products, businesses and/or technologies.

Conference Call

Connetics will host a conference call to discuss third quarter financial results beginning at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time today. To participate in the live call by telephone, domestic callers should dial (888) 328-2575, and international callers should dial (706) 643-0459. To listen to the conference call live via the Internet, go to the investor relations section of www.connetics.com. A telephone replay will be available for 48 hours beginning today at 6:30 p.m. Eastern Time/3:30 p.m. Pacific Time. To access the replay from the U.S., please dial (800) 642-1687; and from outside the U.S. please dial (706) 645-9291. The Conference ID# is 1494516. The Internet replay of the call will be available for 30 days at www.connetics.com.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, and Soriatane® (acitretin) capsules. In October 2004, Connetics received approval for Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Extina®, a foam formulation of the antifungal drug ketoconazole, and Velac®, a combination of clindamycin and tretinoin for treating acne. Our product formulations aim to improve the management of dermatological diseases and provide significant product differentiation, and in our marketed products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Forward Looking Statements

Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including particularly statements about earnings estimates, future financial performance, and financial guidance, are forward-looking statements. Statements pertaining to revenue expectations, revenue growth, the timing and success of the launch of Evoclin, and the performance of Connetics’ products or product candidates are also forward-looking statements. These forward-looking statements are based on certain assumptions made by Connetics’ management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. No assurances can be given that these events will occur or that such results will be achieved. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended June 30, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts: Patrick O’Brien Director, Investor Relations (650) 739-2950 pobrien@connetics.com	Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

Tables Follow

CONNETICS CORPORATION

Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Product	$36,999	$17,652	$98,564	$47,491
Royalty and contract	345	2,060	2,015	7,502

Total revenues	37,344	19,712	100,579	54,993
Operating costs and expenses:
Cost of product revenues	3,067	1,388	8,213	3,645
Research and development	6,038	6,021	15,281	23,042
Selling, general and administrative	16,789	9,729	49,100	30,797
Depreciation and amortization	3,738	624	9,153	1,667
Acquired in-process research and development	3,500	—	3,500	—

Total operating costs and expenses	33,132	17,762	85,247	59,151
Income / (loss) from operations	4,212	1,950	15,332	(4,158)
Interest and other income (expense), net	(373)	(321)	(1,273)	(172)
Provision for income taxes	(144)	(13)	(1,034)	(1,291)

Net income / (loss)	$3,695	$1,616	$13,025	$(5,621)

Net income / (loss) per share:
Basic	$0.10	$0.05	$0.37	$(0.18)

Diluted	$0.10	$0.05	$0.35	$(0.18)

Shares used to calculate net income / (loss) per share:
Basic	35,510	31,648	34,794	31,485

Diluted	38,064	33,607	37,179	31,485

CONNETICS CORPORATION

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2004	2003
Assets
Assets:
Cash, cash equivalents and short-term investments	$77,986	$114,966
Accounts receivable and other current assets	13,724	7,408
Soriatane asset, net	120,205	—
Property and equipment, net	8,540	5,628
Other long-term assets	19,271	17,895

Total assets	$239,726	$145,897

Liabilities and Stockholders’ Equity
Liabilities and stockholders’ equity:
Current liabilities	$30,006	$10,127
Other liabilities	90,036	90,016
Stockholders’ equity	119,684	45,754

Total liabilities and stockholders’ equity	$239,726	$145,897

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